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                                                                  Exhibit 10.17

                                 EMPLOYMENT AGREEMENT


         AGREEMENT, made as of March 11, 1997 (the "Effective Date"), by and between The Penn Traffic Company, a Delaware corporation (the "Company") and Phillip E. Hawkins ("Executive").

                                   R E C I T A L S:

         In order to induce Executive to serve as the President and Chief Executive Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

         Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

         It is therefore hereby agreed by and between the parties as follows:

         1.  Employment.

         1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as an employee as of the date of this Agreement and, during the Executive Term hereof (as that term is defined in Section 2), as its President and Chief Executive Officer.

         1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the President and Chief Executive Officer of the Company during the Executive Term and agrees to devote his full working time and efforts (except for permitted vacation periods and periods of illness and other incapacity), to the best of his ability, experience and talent, to the performance of services, duties and responsibilities of the President and Chief Executive Officer in connection therewith. During the Executive Term, Executive shall perform such duties and exercise such powers as are consistent with his position as President and Chief Executive Officer and perform such other duties and exercise such other powers as the Board of Directors (the "Board") may from time to time delegate to him.


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         1.3  The Company hereby agrees to take all reasonable and necessary corporate action to cause Executive to be appointed or elected to the Board of Directors as soon as is practicable and, if so appointed or elected, the Executive agrees to serve as a director of the Company, so long as Executive holds the position of President and Chief Executive Officer, without additional compensation.

         1.4 Executive may, while serving as President and Chief Executive Officer, (and so long as such activities do not materially interfere with his duties and responsibilities hereunder) engage in charitable and community affairs, may manage any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 2% of the equity of any operating entity without the prior approval of the Board) and may, subject to the prior approval of the Board, serve as a member of the board of directors or as a trustee of any other corporation, association or entity.

         2. Term of Employment. Executive's term of employment under this Agreement as President and Chief Executive Officer (the "Executive Term") shall commence on April 1, 1997 or on such earlier date following the Effective Date as Executive may elect and, subject to the terms hereof, shall terminate (the "Termination Date") on the earlier of (i) January 31, 2001 or (ii) termination of Executive's employment pursuant to this Agreement.

         3.  Compensation.

         3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") of (a) $1,000 per week for the period from the Effective Date to the beginning of the Executive Term, such amount to be paid in a lump sum upon the commencement of the Executive Term, and (b) at the rate of $450,000 per annum for the period commencing at the beginning of the Executive Term and ending on the Termination Date. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall be in the discretion of the Board and Executive's salary, after giving effect to any such increase, shall constitute "Base Salary" hereunder.

         3.2 Annual Bonus. In addition to his Base Salary, Executive shall be eligible to be paid an annual cash bonus (the "Bonus") during the term of his employment hereunder. The bonus payable in respect of any year shall be paid, on a

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date to be determined by the Board, during the first quarter of the next fiscal year.

         The Bonus which may range from 0% to 100% of Base Salary depending on the performance of the Company each fiscal year. Executive shall receive not less than 50% of Base Salary (the "Target Bonus") in respect of any fiscal year during the Executive Term hereof in which the Company shall have reached its budgeted goals for the year as determined by the Board and communicated to Executive in writing (the "Performance Target"). The budgeted goals for determining eligibility for the Target Bonus in any year, and the criteria for determining deviations from the Target Bonus amount if budgeted goals are exceeded or not attained, shall be determined by the Board in advance of the year in respect of which the Bonus is to be paid. For the fiscal year ending approximately January 31, 1998, Executive's Bonus shall be $225,000 and shall be paid to Executive without regard to the achievement of the Performance Target.

         3.3 Supplemental Payment. On April 2, 1997, unless Executive shall have failed or refused to begin performance of the Executive Term as set forth in this Agreement, and in consideration and full satisfaction of (i) such loss of present benefits and other incidental costs which Executive may incur as a result of his entering into this Agreement and being employed by the Company and
(ii) the covenants and agreements of Executive in Section 5 hereof, the Company shall pay to Executive $2,300,000 less the minimum amount required to be withheld by applicable statutes by check or any other method of payment acceptable to Executive and the Company, provided, however, that such amount will be adjusted (either by reduction before the payment is made or by refund after it is made) by an amount equal to 47.7% of the aggregate amount which Executive receives, either before or after the Effective Date, with respect to his present employer's Amended and Restated Severance Plan for Senior Management and Key Employees and with respect to his present employer's supplemental retirement plan, as well as by 47.5% of the fair market value (on the date of vesting) of all stock options from his present employer which become vested after March 1, 1998 or by 47.5% of any amounts received by Executive in lieu of such payments or stock options; and provided further that if the Executive Term does not commence because of any action or refusal on the part of Executive, then the entire amount of the payment made to Executive pursuant to this Section
3.3 shall be refunded by Executive to the Company.

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         3.4  Compensation Plans and Programs.  Executive shall be eligible to participate in any compensation plan or program maintained by the Company for its senior executives as a group, on terms at least as favorable as those applicable to such other senior executives.

         3.5 Relocation and Payment of Relocation Expenses. During the Executive Term, the Executive shall perform his duties in the Syracuse, New York area, except that the Executive agrees to make such business trips to such other locations as may be reasonably necessary and appropriate in the performance of his duties. Executive agrees that he shall relocate to the Syracuse, New York area no later than the commencement of the Executive Term and shall use his best efforts to relocate his family to the Syracuse, New York area no later than September 1, 1997. To assist the Executive with his relocation to the Syracuse, New York area, the Company agrees to provide Executive with the benefits and reimbursements set forth on Schedule A hereto to the extent actually incurred by Executive in connection with his relocation from his present home.

         4.  Employee Benefits.

         4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any such employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives as a group.

         4.2 Vacation and Fringe Benefits. During the Executive Term, Executive shall be entitled to four weeks of paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Executive shall also be entitled to the perquisites and other fringe benefits made available to senior executives of the Company as a group, commensurate with his position with the Company.

         4.3 Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel (including reasonable travel expenses for Executive's spouse for relevant industry

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meetings) and similar items related to such duties and responsibilities.  The
Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

         5. No Competition; Confidentiality. (a) The Executive agrees that while this Agreement is in effect and for a period of three (3) years after the Termination Date, the Executive will not without the prior written consent of the Company, as principal, agent, employee, employer, consultant, stockholder (other than as the holder of shares of capital stock of the Company or of not more than 2% of the shares of any other corporation), director or co-partner, or in any other individual or representative capacity whatever, directly or indirectly:

    (i) engage in any way in any wholesale and/or retail food business which operates in any state in the United States in which the Company operates during the Executive Term;

    (ii) induce or attempt to induce any person who is in the employ of the Company or any subsidiary thereof to leave the employ of the Company or such subsidiary, or employ or attempt to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company or any subsidiary thereof; or

    (iii)induce or attempt to induce or assist any other person, firm or corporation to do any of the actions referred to in (i) or (ii) above (provided, that this Section 5 shall not be interpreted so as to prohibit the Executive from providing references for employees of the Company or its subsidiaries or Affiliates who have been solicited by an employee or prospective employer without violation of (ii) above.

         (b) The Executive agrees that while this Agreement is in effect and for a period of three years following the Termination Date he will not at any time from and after the date hereof, divulge, furnish or make accessible to any person, or himself make use of other than for the sole benefit of the Company, any confidential or

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proprietary information of the Company obtained by him while in the employ of the Company other than in connection with his employment with the Company as provided hereunder, including, without limitation, information with respect to any products, services, improvements, formulas, designs, styles, processes, research, analyses, suppliers, customers, methods of distribution or manufacture, contract terms and conditions, pricing, financial condition, organization, personnel, business activities, budgets, plans, objectives or strategies of the Company or its proprietary products or of any subsidiary or Affiliate of the Company and that he will, prior to or upon the termination of his employment with the Company, return to the Company all such confidential or non-public information, whether in written or other physical form or stored electronically on computer disks or tapes or any other storage medium, and all copies thereof, in his possession or custody or under his control; provided, however, that (x) the restrictions of this paragraph shall not apply to publicly available information or information known generally to the public (without any action on the part of the Executive prohibited by the restrictions of this paragraph), and (y) the Executive may disclose such information as may be required pursuant to any subpoena or other lawful process issued pursuant to any applicable law, rule or regulation.

         Notwithstanding the foregoing, in the event that the Executive receives a subpoena or other process or order which may require him to disclose any confidential information, the Executive agrees (i) to notify the Company promptly of the existence, terms and circumstances surrounding such process or order, and (ii) to cooperate with the Company, at the Company's request and at its expense including but not limited to attorneys' fees and expenses, in taking legally available steps to resist or narrow such process or order and to obtain an order (or other reliable assurance reasonably satisfactory to the Company) that confidential treatment will be given to such information as is required to be disclosed.

         As used in this Section 5, "Affiliate" shall have the meaning set forth in Section 6.4 hereof.

         (c) In view of the services which the Executive will perform for the Company and its subsidiaries and Affiliates, which are special, unique, extraordinary and intellectual in character and will place him in a position of confidence and trust with the customers and employees of the

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Company and its subsidiaries and Affiliates and will provide him with access to confidential financial information, trade secrets, "know-how" and other confidential and proprietary information of the Company and its subsidiaries and Affiliates, and recognizing the substantial sums paid and to be paid to the Executive pursuant to the terms hereof, the Executive expressly acknowledges that the restrictive covenants set forth in this Section 5 are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its subsidiaries and Affiliates and that the enforcement of such restrictive covenants will not prevent him from earning a livelihood. The Executive acknowledges that the remedy at law for any breach or threatened breach of this Section 5 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking damages sustained by reason of such breach), be entitled to specific performance or injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

         6.  Termination.

         6.1 Death of the Executive. The Executive Term hereof shall automatically terminate upon the death of the Executive.

         6.2 By the Executive. The Executive shall be entitled to terminate the Executive Term (i) for Good Reason (as defined in Section 6.4 below) following a Change of Control (as defined in Section 6.4 below) by giving to the Company ten (10) days' prior written notice, (ii) in the event of Executive's Disability (as defined in Section 6.4 below), or (iii) at any time after the Effective Date by giving to the Company thirty (30) days prior written notice of his intention to terminate.

         6.3 By the Company. The Company shall be entitled to terminate the Executive Term (i) in the event of the Executive's Disability (as defined in Section 6.4 below); (ii) for Cause (as defined in Section 6.4 below) by giving to Executive ten (10) days' prior written notice thereof; or (iii) at the Company's sole discretion for any reason other than Disability or Cause by giving to Executive thirty (30) days' prior written notice thereof.

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         6.4  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

         (a) Affiliate. "Affiliate" shall mean, with respect to any person, a person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 5% or more of the combined voting power of the total voting securities of such person or (iii) of which 5% or more of the combined voting power of the total voting securities (or in the case of a person which is not a corporation, 5% or more of the equity interest) directly or indirectly through one or more intermediaries is beneficially owned or held by such person, or a subsidiary of such person.

         (b) Cause. "Cause" shall mean (x) indictment of the Executive for a felony, provided, however, that in the event Executive is subsequently found not guilty or the charges against Executive are dismissed, any amounts that would have been due Executive hereunder if he had been terminated without Cause shall be paid to Executive on the same basis as if a termination without Cause had occurred on the date he was actually terminated, or (y) intentional misappropriation of property of the Company or any subsidiary thereof or other intentional dishonesty or intentional fraud with respect to the Company or any subsidiary thereof, or (z) the Executive's willful malfeasance or willful misconduct in the performance of his obligations under this Agreement, or any intentional breach of Section 5 hereof.

         (c)  Disability.  "Disability" shall mean (i) the Executive's failure substantially to perform his services hereunder on a full-time basis for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, as a result of incapacity due to physical or mental illness, or (ii) if the Executive becomes disabled to an extent which entitles him to long-term benefits under the
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    Company's long-term disability benefit plan applicable to senior executive officers as in effect on the first date of such entitlement.

              (d) Good Reason. "Good Reason" shall mean the occurrence of any of the following events following a Change in Control of the Company:

         (i) The assignment to the Executive of any duties inconsistent with the Executive's positions, duties, responsibilities and status with the Company prior to the Change in Control, or a substantial diminution in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

         (ii) The taking of any action by the Company which would materially reduce Executive's compensation or his participation in or his benefits under, any of plans, programs or arrangements enjoyed by the Executive (or deprive the Executive of any material fringe benefit) pursuant hereto immediately prior to the Change in Control; or

         (iii) The requirement subsequent to a Change of Control that the Executive be based at a location more than 25 miles from the location where the Executive is based immediately prior to the Change in Control.

              (e) Change in Control. A "Change in Control" shall mean an event or series of events by which (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) (other than Riverside Acquisition Company, Limited Partnership ("RAC"), Miller Tabak Hirsch + Co. ("MTH") or any Affiliate of either thereof) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any

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    such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting securities, (ii) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in each case pursuant to a transaction (other than a transaction between the Company and its subsidiaries) (A) after giving effect to which persons who were Directors of the Company immediately prior to the transaction do not constitute a majority of the Board of Directors of the successor or survivor entity and
    (B) in which the outstanding voting securities of the Company are changed into or exchanged for cash, securities or other property, with the effect that all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new or replacement directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for

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    any reason to constitute a majority of the directors then in office.

         7.  Payments to Executive Upon Early Termination of Employment.

         7.1 Termination Not for Cause or for Good Reason. If during the Executive Term Executive's employment is (x) terminated by the Company other than for Cause or Disability (as defined in Section 6.4 hereof) or
    (y) if Executive terminates his employment for Good Reason (as defined in Section 6.4 hereof):

         (a) if such termination occurs on or prior to February 1, 2000, Executive shall receive, in cash, on the date of termination such Base Salary and Target Bonus payments as he would have been entitled to receive in accordance with normal payroll practices of the Company if termination had not occurred and the Company had attained a Target Performance in the year of termination and in each succeeding twelve month period up to and including the period ending February 1, 2001;

         (b) if such termination occurs subsequent to February 1, 2000, Executive shall receive, in cash, on the date of termination a lump-sum payment equal to one year's Base Salary and the Target Bonus in respect thereof which he would have been entitled to receive if the Company had attained a Target Performance for the fiscal year ending February 1, 2001; or

         (c) whether such termination occurs prior or subsequent to February 1, 2000, Executive shall receive for the greater of the remainder of the Executive Term or a period of twelve months following the date of termination such payments, if any, under applicable benefit plans or programs of the type referred to in Section 4.1 hereof, to which he would be entitled pursuant to the terms of such plans or programs, as well as a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and all compensation earned but not yet paid (including any deferred Bonus payments ) (the "Compensation Payment").


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         7.2  Disability.  If Executive suffers a Disability (as defined in
    Section 6.4) during the Executive Term, the Company or Executive may terminate Executive's employment on written notice thereof to the other, and Executive shall receive in cash, in addition to Base Salary through the date of termination and in accordance with normal payroll practices of the
    Company:

              (a) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction the numerator of which is the number of days of the fiscal year elapsed prior to the date of termination and the denominator of which is 365;

              (b)  the Vacation Payment and the Compensation Payment; and

              (c) such payments under applicable plans or programs of the type referred to in Section 4.1 hereof to which he is entitled pursuant to the terms of such plans or programs.

         7.3 Death. In the event of Executive's death during the Executive Term hereunder, Executive's estate or designated beneficiaries shall receive in cash, in addition to Base Salary through the date of death and in accordance with normal payroll practices of the Company:

              (a) the Target Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year elapsed prior to the date of his death and the denominator of which is 365;

              (b) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms; and

              (c)  the Vacation Payment and the Compensation Payment.

         7.4 Voluntary Termination by Executive; Discharge for Cause. The Company shall have the right to terminate the employment of Executive for Cause (as defined in Section

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6.4).  In the event that Executive's employment is terminated by the Company for
Cause or by Executive other than (x) for Good Reason or (y) as a result of the Executive's Disability or death, Executive shall be entitled to receive in cash only his Base Salary through the date of termination in accordance with normal payroll practices, the Compensation Payment, the Vacation Payment and any other benefits which Executive is entitled to receive on the date of termination (whether or not payable on that date or a deferred or future date) pursuant to the employee benefit program plans and practices referred to in Section 4.1 hereof. Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this
Section 7.4, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

         8.  Stock Arrangements.

         8.1 Grant of Options. Executive shall be granted on the Effective Date options to purchase 400,000 shares of Common Stock, par value $1.25, of the Company with an exercise price equal to the Fair Market Value thereof as defined in the Plans. Such options may be granted, at the Company's election, under the 1993 Long Term Incentive Plan and/or the Performance Incentive Plan of the Company (together, the "Plans") and shall vest in five (5) substantially equal annual increments on the date of commencement of the Executive Term and on each of the first four anniversaries of the commencement of the Executive Term on which Executive is still employed as President and Chief Executive Officer. To the extent lawful, the Company shall grant options which will qualify as incentive stock options under the Internal Revenue Code.

         8.2 Option Agreements. As soon as practicable, Executive and the Company will enter into option agreements, in the form contemplated under the Plans, with respect to the award of options referred to in Section 8.1.

         8.3 Stockholder Action. At its Annual Meeting of Stockholders in 1997, the Company will submit the Performance Incentive Plan to the stockholders of the Company for approval. In the event of disapproval of the Plan by the stockholders, however, the options granted to Executive shall

                                         -13-


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continue to be valid and subsisting and enforceable by Executive and the Company in accordance with their terms.

         9. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

         10. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

         To the Company:

              Gary D. Hirsch
              Chairman
              The Penn Traffic Company
              411 Theodore Fremd Avenue
              Rye, New York  10580

                  with a copy to:

              Francis D. Price, Esq.
              Vice President, General
               Counsel and Secretary
              The Penn Traffic Company
              P.O. Box 4737
              1200 State Fair Blvd.
              Syracuse, New York  13221-4737

         To Executive:

              Phillip E. Hawkins
              1817 Via Arriba
              Palos Verdes Estates, California 90274

                  with a copy to:

              Ronald L. Fein, Esq.
              Stutman, Treister & Glatt
              3699 Wilshire Boulevard
              Suite 900
              Los Angeles, California 90010-2739

         Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a

                                         -14-


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notice duly delivered as described above) and, if mailed, the fifth business day after the actual date of mailing shall constitute the time at which notice was given.

         11. Separability; Legal Fees. (a) If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement. The Company shall, however, reimburse Executive for the reasonable fees and disbursements (not in excess of $10,000) of Executive's legal counsel in connection with the negotiation and execution of this Agreement and the other documents contemplated hereby; provided, however, that no such payment shall be made without reasonable substantiation of the amounts.

         12. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

         13. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

         14. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

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         15.  Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

         16. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the state of New York, without reference to rules relating to conflicts of law.

         17. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the company and Executive.

         18. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

         19. Survival. Notwithstanding the expiration of the Term of this Agreement, the provisions of Section 5 hereof shall remain in effect as long as is necessary to give effect thereto.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.


                                       THE PENN TRAFFIC COMPANY


                                       By: /s/ Martin A. Fox
                                           ------------------------------
                                           Name:  Martin A. Fox
                                           Title: Vice Chairman - Finance



                                           /s/ Phillip E. Hawkins
                                           -------------------------------
                                           Phillip E. Hawkins

                                      Schedule A


                                Relocation Assistance



                    The Company will pay, or reimburse Executive for, the following costs upon presentation of invoices or other satisfactory evidence thereof.

                    1. The cost of packing, moving and unpacking (together with the cost of temporary storage, if required) of the household possessions of Executive and his family.

                    2. Executive's closing costs relating to the sale of Executive's present home at 1817 Via Arriba, Palos Verdes Estates, California including a selling broker's commission equal to not more than 6% of the sale price.

                    3. Executive's closing costs relating to the purchase of a new home in the Syracuse area, including reimbursement of a loan origination fee or "points" equal to not more than 1% of the amount of any first mortgage loan obtained by Executive.

                    4. The cost for Executive and his family to make a reasonable number of trips of reasonable and appropriate duration to the Syracuse, New York area to make arrangements for permanent housing.

                    5. The cost of suitable temporary living quarters for Executive and his family, as needed, until September 1, 1997.

                    6. If Executive closes the purchase of a new home in Syracuse before closing the sale of his present home, the interest cost and property taxes on his present home for a period not to exceed 12 months from September 1, 1997.